Exhibit 99.1

Item 8.    Financial Statements and Supplementary Data.

CONSOLIDATED STATEMENTS OF INCOME
West Pharmaceutical Services, Inc. and Subsidiaries

(in thousands, except per share data)	2004	2003	2002
Net sales	$541,600	$483,400	$412,800
Cost of goods sold	385,700	330,000	295,200
Gross profit	155,900	153,400	117,600
Selling, general and administrative expenses	105,200	91,100	67,600
Insurance settlement	—	(17,300)	—
Restructuring and impairment charges	1,000	7,000	9,900
Other expense (income), net	1,500	600	(1,600)
Operating profit	48,200	72,000	41,700
Interest expense	8,500	9,700	10,600
Interest income	(1,500)	(2,200)	(1,100)
Income before income taxes	41,200	64,500	32,200
Provision for income taxes	11,100	23,200	9,300
Income from consolidated operations	30,100	41,300	22,900
Equity in net income of affiliated companies	3,400	1,600	(300)
Income from continuing operations	33,500	42,900	22,600
Pretax loss from discontinued operations	(13,500)	(17,500)	(15,700)
Pretax loss on disposal of business segment	(4,700)	—	—
Income tax benefit	4,100	6,500	11,500
Net income	$19,400	$31,900	$18,400
Net income (loss) per share:
Basic
Continuing operations	$1.12	$1.48	$.78
Discontinued operations	(.47)	(.38)	(.14)
	$.65	$1.10	$.64
Assuming dilution
Continuing operations	$1.09	$1.48	$.78
Discontinued operations	(.46)	(.38)	(.14)
	$.63	$1.10	$.64
Average common shares outstanding	29,955	29,026	28,868
Average shares assuming dilution	30,842	29,092	28,868
Dividends declared per common share	$.43	$.41	$.39

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Comprehensive Income
West Pharmaceutical Services, Inc. and Subsidiaries for the years ended December 31, 2004, 2003 and 2002

(in thousands)	2004	2003	2002
Net income	$19,400	$31,900	$18,400
Other comprehensive income, net of tax:
Foreign currency translation adjustments	19,200	31,200	16,500
Unrealized gains (losses) on securities of affiliates	300	600	(300)
Minimum pension liability adjustments	(2,000)	300	(2,300)
Net realized losses on derivative instruments	—	200	200
Unrealized losses on derivatives	—	—	(100)
Comprehensive income	$36,900	$64,200	$32,400

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS
West Pharmaceutical Services, Inc. and Subsidiaries at December 31, 2004 and 2003

(in thousands, except per share data)	2004	2003
ASSETS
Current assets:
Cash, including cash equivalents	$68,800	$37,800
Accounts receivable	72,900	72,300
Inventories	56,700	47,600
Insurance receivable	—	41,000
Income tax refundable	2,200	1,200
Deferred income taxes	8,200	6,100
Current assets held for sale	9,100	2,400
Other current assets	8,600	8,300
Total current assets	226,500	216,700
Property, plant and equipment	605,100	551,700
Less accumulated depreciation and amortization	321,300	300,600
Property, plant and equipment, net	283,800	251,100
Investments in and advances to affiliated companies	26,600	22,200
Goodwill	42,400	39,500
Pension asset	47,700	50,500
Deferred income taxes	17,900	20,500
Patents	1,300	1,400
Noncurrent assets held for sale	2,200	12,100
Other assets	10,300	9,600
Total Assets	$658,700	$623,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$10,000	$8,000
Accounts payable	29,300	28,600
Current liabilities of discontinued operations	700	2,600
Accrued expenses:
Salaries, wages and benefits	23,000	24,500
Income taxes payable	16,900	8,400
Restructuring costs	3,400	1,900
Deferred income taxes	7,900	16,600
Other	25,300	28,300
Total current liabilities	116,500	118,900
Long-term debt	150,800	167,000
Deferred income taxes	45,000	44,800
Noncurrent liabilities of discontinued operations	—	200
Other long-term liabilities	45,300	35,100
Total Liabilities	357,600	366,000
Commitments and contingencies

Shareholders’ equity:
Preferred stock, shares authorized: 6,000; shares issued and outstanding: 2004 – 0; 2003 – 0
Common stock, par value $.25 per share; shares authorized: 100,000; shares issued: 2004 – 34,330; 2003 – 34,330; shares outstanding: 2004 – 30,709; 2003 – 29,264	8,600	4,300
Capital in excess of par value	27,700	30,100
Retained earnings	287,500	281,200
Unearned compensation	(3,200)	—
Accumulated other comprehensive income	36,400	18,900
	357,000	334,500
Less treasury stock, at cost (2004 - 3,621; 2003 - 5,065)	(55,900)	(76,900)
Total shareholders’ equity	301,100	257,600
Total Liabilities and Shareholders’ Equity	$658,700	$623,600

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

West Pharmaceutical Services, Inc. and Subsidiaries for the years ended December 31, 2004, 2003 and 2002

	Common Stock						Treasury Stock
(in thousands, except per share data)	Number of shares	Common Stock	Capital in excess of par value	Retained earnings	Unearned compensation	Accumulated other comprehensive income (loss)	Number of shares	Treasury Stock	Total
Balance, January 1, 2002	34,330	$4,300	$31,600	$254,000	$—	$(27,400)	(5,643)	$(85,700)	$176,800
Net income				18,400					18,400
Shares issued under stock plans			(700)				280	4,300	3,600
Shares repurchased							(6)	(100)	(100)
Cash dividends declared ($.39 per share)				(11,200)					(11,200)
Changes – other comprehensive income						14,000			14,000
Balance, December 31, 2002	34,330	4,300	30,900	261,200	—	(13,400)	(5,369)	(81,500)	201,500
Net income				31,900					31,900
Shares issued under stock plans			(800)				304	4,600	3,800
Cash dividends declared ($.41 per share)				(11,900)					(11,900)
Changes – other comprehensive income						32,300			32,300
Balance, December 31, 2003	34,330	4,300	30,100	281,200	—	18,900	(5,065)	(76,900)	257,600
Net income				19,400					19,400
Stock split		4,300	(4,300)						—
Shares issued under stock plans			1,900		(8,300)		1,447	21,100	14,700
Amortization of unearned compensation					5,100				5,100
Shares repurchased							(3)	(100)	(100)
Cash dividends declared ($.43 per share)				(13,100)					(13,100)
Changes – other comprehensive income						17,500			17,500
Balance, December 31, 2004	34,330	$8,600	$27,700	$287,500	$(3,200)	$36,400	(3,621)	$(55,900)	$301,100

The accompanying notes are an integral part of the financial statements.

West Pharmaceutical Services, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(in thousands)	2004	2003	2002
Cash flows provided by (used in) operating activities:
Net income	$19,400	$31,900	$18,400
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations, net of tax	14,100	11,000	4,200
Depreciation and amortization	33,200	31,200	31,200
Gain on insurance settlement	—	(28,700)	—
Restructuring and impairment charges	(1,800)	6,000	8,600
Loss on sales of equipment and other assets	1,500	1,400	500
Stock-based compensation	7,700	1,000	100
Deferred income taxes	(2,900)	8,700	1,900
Pension and other retirement plans	4,800	6,000	(4,800)
(Equity) loss in undistributed earnings of affiliated companies, net	(3,300)	(1,600)	200
Changes in assets/liabilities, net of discontinued operations:
(Increase) decrease in accounts receivable	3,600	(1,000)	(4,400)
(Increase) decrease in inventories	(6,900)	(3,500)	(3,900)
Decrease (increase) in other current assets	(8,100)	700	(2,800)
Changes in other assets and liabilities	13,300	10,800	9,900
Insurance proceeds for business interruption and other costs	9,200	22,800	—
Payment of costs incurred in response to Kinston accident	(2,800)	(13,000)	—
Net cash provided by operating activities	81,000	83,700	59,100
Cash flows used in investing activities:
Property, plant and equipment acquired	(57,400)	(60,400)	(36,000)
Insurance proceeds received for property damage	31,800	2,200	—
Land acquired under government grant	—	(2,000)	—
Proceeds from sale of assets	500	2,000	2,400
Deposit held in trust from sale of assets	—	—	4,300
(Advance to) repayments from affiliate	600	—	(1,000)
Customer advances, net of repayments	—	1,500	(300)
Net cash used in investing activities	(24,500)	(56,700)	(30,600)
Cash flows provided by (used in) financing activities:
Borrowings (repayments) under revolving credit agreements, net	(16,900)	5,400	(10,400)
Payment of fees under revolving credit agreements	(500)	—	—
Repayment of other long-term debt	—	(12,100)	(11,200)
Borrowings (repayments) of other notes payable, net	1,400	3,400	(3,500)
Issuance of common stock	13,500	3,000	3,300
Dividend payments	(12,800)	(11,800)	(11,100)
Purchase of treasury stock	(100)	—	(100)
Net cash used in financing activities	(15,400)	(12,100)	(33,000)
Net cash used in discontinued operations	(12,100)	(14,900)	(6,900)
Effect of exchange rates on cash	2,000	4,600	2,500
Net increase (decrease) in cash and cash equivalents	31,000	4,600	(8,900)
Cash and cash equivalents at beginning of period	37,800	33,200	42,100
Cash and cash equivalents at end of period	68,800	$37,800	$33,200
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$8,500	$9,700	$10,600
Income taxes paid (refunded)	$7,600	$8,700	$(4,700)

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 1: Summary of Significant Accounting Policies

Basis of Presentation: The financial statements are prepared in conformity with accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingencies in the financial statements. Actual amounts realized may differ from these estimates.

Principles of Consolidation:  In deciding which entities should be reported on a consolidated basis, the Company first determines whether the entity is a variable interest entity (“VIE”) as defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46. If an entity meets the criteria for VIE status, the Company consolidates that entity if the Company has the obligation to absorb more than 50% of the entity’s expected losses or receive more than 50% of the entity’s expected residual returns. If an entity does not meet the criteria for VIE status, the Company consolidates those in which it has control. Investments in joint ventures and other companies in which the Company does not have control, but the ability to exercise significant influence over operating and financial policies, are accounted for by the equity method. Investments in which the Company does not have the ability to exercise significant influence over operating and financial policies are carried at cost. Material intercompany transactions and accounts are eliminated in consolidation.

Cash and Cash Equivalents:  Cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable: The Company’s accounts receivable balance at December 31, 2004 and 2003, was net of an allowance for doubtful accounts of $500 and $700, respectively. The Company records the allowance based on a specific identification methodology.

Inventories: Inventories are valued at the lower of cost or market. The cost of inventories located in the U.S. is determined on the last-in, first-out (LIFO) method. The cost of inventories located outside the U.S. is determined principally on the average cost method.

Foreign Currency Translation: Foreign currency transaction gains and losses and translation gains and losses of subsidiaries operating in high-inflation economies are recognized in the determination of net income. Foreign currency translation adjustments of other subsidiaries and affiliates operating outside the U.S. are accumulated in other comprehensive income, a separate component of shareholders’ equity.

Financial Instruments: The Company records all derivatives on the balance sheet at fair value. The change in fair value of a derivative designated and qualified as part of a hedging transaction is recorded each period in earnings or other comprehensive income depending on the type of hedging instrument. The change in fair value of a derivative instrument with no hedging designation or purpose is recognized immediately into earnings.

The Company uses interest rate swaps and forward exchange contracts to minimize the economic exposure related to fluctuating interest and foreign exchange rates. Interest rate swaps are designated as cash flow hedges; therefore, unrealized gains and losses are recorded in other comprehensive income. As the underlying transaction occurs, any unrealized gains or losses on the related hedge are reclassified from other comprehensive income to the statement of income (interest expense), offsetting the income effects of the transaction to which they relate. Gains and losses on forward exchange contracts designated as fair value hedges, primarily related to raw material purchase commitments, are deferred and recognized as part of the underlying transaction. Forward contracts that do not qualify for hedge accounting are recorded at fair value with any gains or losses recognized in other (income) expense. The Company also engages in hedges of its net investments in foreign operations in order to minimize the economic exposure to fluctuating foreign exchange rates. Fair value adjustments for hedges of the net investment in foreign operations are reported in other comprehensive income as foreign currency translation adjustments and are released to earnings upon disposal of the investment.

Revenue Recognition: Sales of manufactured components are recorded at the time title and risk of loss passes to the customer. Some customers receive pricing rebates upon attaining established sales volumes. Management records rebate costs based on its assessment of the likelihood that these volumes will be attained. The Company also establishes product return liabilities for customer quality claims when such amounts are deemed probable and can be reasonably estimated. Revenue associated with tooling and other engineering service agreements is recognized as services are performed in relation to management’s estimate of the total costs to be incurred on the agreement. For agreements with multiple deliverables, the Company assesses whether more than one unit of accounting exists. If more than one unit exists, revenue for each separate unit is recorded as earned.

Shipping and Handling Costs: Net sales includes shipping and handling costs collected from customers in connection with the sale. Costs incurred for shipping and handling are included in cost of sales.

Property, Plant and Equipment: Property, plant and equipment assets are carried at cost. Maintenance and minor repairs and renewals are charged to expense as incurred. Costs incurred for computer software developed or obtained for internal use are capitalized for application development activities and immediately expensed for preliminary project activities or post-implementation activities. Upon sale or retirement of depreciable assets, costs and related accumulated depreciation are eliminated, and gains or losses are recognized in other expense (income). Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets, or the remaining term of the lease, if shorter.

Goodwill and Other Intangibles: Goodwill and intangible assets with indefinite lives are tested for impairment on at least an annual basis or more frequently if an event occurs that indicates that there could be an impairment. The first step of the impairment test compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to its implied fair value. The implied fair value is determined by allocating the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the fair value of the goodwill is less than the carrying amount, an impairment loss is recorded. Other intangible assets, including patents and licensed technology, are recorded at cost and are amortized on a straight-line method over their useful lives. The Company capitalizes patent application costs and expenses other costs incurred in patent development.

Impairment of Long-Lived Assets: Long-lived assets including property, plant and equipment, and intangible assets subject to amortization are reviewed for impairment whenever circumstances indicate that the carrying value of these assets may not be recoverable. An asset is considered impaired if the carrying value of the asset exceeds the sum of the future expected undiscounted cash flows to be derived from the asset. Once an asset is considered impaired, an impairment loss is recorded for the difference between the asset’s carrying value and its fair value. This loss is included in operating profit. For assets to be held and used in the business, management determines fair value by estimating the future cash flows to be derived from the asset and discounts these flows to a net present value using an appropriate discount rate. For assets held for sale or for investment purposes, management determines fair value by estimating the anticipated proceeds to be received upon sale of the asset, less costs to sell.

Research and Development: Research, development and engineering expenditures are for the creation and application of new or improved products and processes. Expenditures include primarily salaries and outside services for those directly involved in research and development activities. Research and development costs of $6,400 in 2004, $6,300 in 2003 and $5,400 in 2002, were expensed as incurred.

Environmental Remediation and Compliance Costs: Environmental remediation costs are accrued when such costs are probable and reasonable estimates are determinable. Cost estimates are not discounted and include investigation, cleanup and monitoring activities; such estimates are adjusted, if necessary, based on additional findings. In general, environmental compliance costs are expensed. Environmental compliance costs at current operating sites are capitalized if they increase the value of the property and/or prevent environmental hazards from occurring.

Litigation: The Company is from time to time party to lawsuits arising from its operations. The Company records liabilities when a loss is probable and can be reasonably estimated. These estimates are based on an analysis made by internal and external legal counsel considering information known at the time.

Income Taxes: Deferred income taxes are recognized by applying enacted statutory tax rates, applicable to future years, to temporary differences between the tax bases and financial statement carrying values of the Company’s assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets to amounts that are more likely than not to be realized. U.S. income taxes and withholding taxes are accrued on the portion of earnings of international subsidiaries and affiliates (which are corporate joint ventures) intended to be remitted to the parent company.

Stock-Based Compensation: The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, compensation cost for stock options and other stock awards is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation expense for restricted stock and other stock awards is measured under the intrinsic value method and amortized into expense over the required service or vesting period. The Company did not record compensation cost for stock options granted in the years ended 2004, 2003 and 2002, because the stock option grants were at 100% of fair market value of the stock on the grant date. The Company also did not record compensation cost for shares issued under the employee stock purchase plan as the plan meets the APB No. 25 criteria for a non-compensatory plan. If the fair value based method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” had been applied to stock option grants and shares issued under the employee stock purchase plan in the most recent three years, the Company’s net income and basic and diluted net income per share would have been reduced as summarized below:

	2004	2003	2002
Net income, as reported:	$19,400	$31,900	$18,400
Add: Stock-based compensation expense included in net income, net of tax	5,000	600	100
Deduct: Total stock-based compensation expense determined under the fair value method for all awards, net of tax	(6,200)	(2,100)	(1,500)

Pro forma net income	$18,200	$30,400	$17,000

Net income per share:
Basic, as reported	$.65	$1.10	$.64
Basic, pro forma	$.61	$1.05	$.59

Diluted, as reported	$.63	$1.10	$.64
Diluted, pro forma	$.59	$1.05	$.59

In 2004, the Company accelerated the vesting dates for options held by employees of the drug delivery business resulting in a $600 charge recorded in discontinued operations.

Net Income (Loss) Per Share: Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. Net income (loss) per share assuming dilution considers the potential issuance of common shares under the Company’s stock option and award plans, based on the treasury stock method. The treasury stock method assumes the use of exercise proceeds to repurchase common stock at the average fair market value in the period.

Note 2: Discontinued Operations

In December 2004, the Company entered into a Share and Asset Purchase Agreement to sell its Drug Delivery business to Archimedes Pharma Limited, a new company formed by Warburg Pincus Private Equity VIII and Warburg Pincus International Partners to facilitate the acquisition. At the February 2005 closing date, the Company received consideration of $7,100 consisting of cash and indebtedness assumed by the new company. In addition, the Company received a 14% ownership interest in the new company valued at $1.0 million which will be accounted for under the cost method. As a result of the transaction, the Company recorded a pre-tax loss of $4,700 ($5,200 after-tax, or $0.17 per diluted share). The $500 net tax provision is primarily the result of the reversal of current and prior year tax benefits that may no longer be available as a result of the transaction.

The Company also announced in December of 2004 that it intends to exit the clinical services business within the next year. The net book value of the facility and goodwill connected with the clinical services unit totaled $2,200 at December 31, 2004. Based on current positive operating trends for this business and preliminary discussions with potential buyers, management believes that it will recover the book value of the assets in a disposal transaction, and accordingly no impairment loss was recorded in 2004.

In December 2002, the Company sold its consumer healthcare research business located in Indianapolis, Ind. This business unit was previously a part of the Drug Delivery Systems segment. The sales price totaled $2,000, consisting of $1,900 cash and $100 in escrow. Cash proceeds from the sale were used to repay the Company’s debt. During 2002 but prior to the sale of the business, the Company recorded a goodwill impairment charge of $600;  as a result, there was no gain or loss recorded on the sale of the business. The results of this business have been reflected as discontinued operations in the accompanying consolidated financial statements for all periods presented.

The pre-tax loss from discontinued drug delivery and clinical services operations was $13,500, $17,500 and $15,700 for each of the years 2004, 2003, and 2002 respectively.   The 2002 results include $700 of costs associated with the former contract manufacturing and consumer healthcare units.

In 2002 the Company also recorded a $5,900, or $0.20 per share, tax benefit in discontinued operations connected with the 2001 disposition of the contract manufacturing and packaging business. This tax benefit resulted from a change in U.S. tax law in 2002 related to loss disallowance rules.

Net sales and income from discontinued operations were as follows:

	2004	2003	2002
Net sales	$10,800	$7,800	$12,500
Pretax (loss) income from discontinued operations	(13,500)	(17,500)	(15,700)
Pretax loss on disposal of business segment	(4,700)	—	—
Income tax benefit	4,100	6,500	11,500
Net loss from discontinued operations	$(14,100)	$(11,000)	$(4,200)

Net cash used in discontinued operations was as follows:

	2004	2003	2002
Operating activities	$(11,900)	$(14,500)	$(5,100)
Property, plant and equipment acquired	(200)	(400)	(1,800)
Net cash used in discontinued operations	$(12,100)	$(14,900)	$(6,900)

Note 3: Restructuring and Impairment Charges

The following table details activity related to the Company’s restructuring obligations:

	Severance and benefits	Asset Impairments	Other Costs	Total
Balance, December 31, 2001	$2,100	$—	$—	$2,100
2002 charge	800	8,600	500	9,900
Non-cash write-offs	—	(8,600)	—	(8,600)
Cash payments	(2,100)	—	—	(2,100)
Balance, December 31, 2002	800	—	500	1,300
2003 charge	1,000	6,000	—	7,000
Non-cash write-offs	—	(6,000)	—	(6,000)
Cash payments	(400)	—	—	(400)
Balance, December 31, 2003	1,400	—	500	1,900
2004 charge	400	(1,500)	2,100	1,000
Non-cash adjustments	—	1,500	300	1,800
Cash payments	(1,300)	—	—	(1,300)
Balance, December 31, 2004	$500	$—	$2,900	$3,400

During 2004, the Company recorded $1,000 of net charges principally consisting of the excess of future lease costs over expected sub-lease rental income, as well as additional severance expense and repair costs necessary to return the leased facility to its original condition.

In 2003, the Company recorded a $7,000 charge associated with a decision to discontinue a product line intended for production at the Company’s plastics device plant located in the U.K.  The charge consisted of a $6,000 impairment of fixed assets, including related asset retirement obligations, and a $1,000 provision for statutory post-employment benefit obligations for approximately 70 employees. As the Company’s fair value projections for the unit significantly relied on the achievement of sales from this product line, the carrying value of the long-lived assets could no longer be supported.

In 2002, the Company’s continuing operations included a $9,900 restructuring charge connected with the termination of an information systems implementation project, an impairment of a technology company investment, the closure of a sales office in Korea and other employee terminations. The $800 severance provision covered 19 employee terminations connected with these actions that were completed in the fourth quarter of 2002. In addition to severance, the restructuring charge included a $5,800 write-off of the information systems implementation project, $500 for contract termination fees related to the information systems project and a $2,800 impairment of the Company’s investment in a genotyping technology firm.

The restructuring obligations at December 31, 2004 are expected to be paid within the next year.

Note 4: Kinston

On January 29, 2003, the Company’s Kinston, N.C., plant suffered an explosion and related fire that resulted in six deaths, a number of injured personnel and substantial damage to the building, machinery and equipment and raw material inventories. The Company’s property and business interruption insurance coverage with its principal insurer provided for a maximum insurance recovery of $66,000. In February 2004, the Company and its insurer reached a consensus that the total losses for business interruption, insured incremental costs and property replacement would exceed the maximum recoverable amount, resulting in the final settlement of the insurance claim for the full $66,000 reimbursement. This settlement is reflected in the Company’s results as of December 31, 2003.

The accounting for the insurance settlement and related costs is presented below:

2003
Insurance coverage reimbursement	$66,000
Less costs and expenses
Business interruption costs	9,800
Insured incremental costs	15,800
Book value of property and equipment	11,700
Gain on insurance settlement	28,700
Uninsured costs incurred	11,400
Insurance settlement	$17,300

As of December 31, 2003, the Company had received $25,000 from its principal insurer; therefore, the Company had recorded an insurance receivable of $41,000 as of December 31, 2003. The Company received payment of this receivable in February of 2004.

As a consequence of the 2003 insurance settlement no further insurance coverage was available for costs incurred in subsequent periods. In 2004, business interruption costs of $11,600 and legal expenses of $1,700 were incurred and included in cost of goods sold and selling, general and administrative expenses, respectively.

Note 5:  Other Expense (Income)

	2004	2003	2002
Foreign exchange gains	$(100)	$(500)	$(2,300)
Loss on sales of equipment and other assets	1,500	1,400	600
Other	100	(300)	100
	$1,500	$600	$(1,600)

In 2002, the Company’s subsidiary in Argentina recorded a pre-tax foreign currency exchange gain of $1,700 on net assets denominated in non-peso currencies due to the devaluation of the Argentine peso.

Note 6: Income Taxes

Income before income taxes from continuing operations was derived as follows:

	2004	2003	2002
Domestic operations	$4,800	$37,800	$17,000
International operations	36,400	26,700	15,200
	$41,200	$64,500	$32,200

The related provision for income taxes from continuing operations consists of:

	2004	2003	2002
Current provision:
Federal	$1,600	$2,300	$(2,400)
State	—	200	(200)
International	12,400	12,000	10,000
	$14,000	$14,500	$7,400
Deferred provision:
Federal	(2,300)	6,800	900
International	(600)	1,900	1,000
	(2,900)	8,700	1,900
Provision for income taxes, continuing operations	$11,100	$23,200	$9,300

A reconciliation of the U.S. statutory corporate tax rate to the Company’s effective consolidated tax rate on income before income taxes from continuing operations follows:

	2004	2003	2002
Statutory corporate tax rate	35.0%	35.0%	35.0%
Tax on international operations less than United States tax rate	(2.1)	(5.0)	(5.6)
Valuation allowance adjustments	2.8	6.8	16.1
Reversal of prior valuation allowance	(2.6)	—	—
Foreign exchange gain	—	—	1.0
Loss disallowance adjustment	—	—	(7.7)
U.S. tax on international earnings, net of foreign tax credits	(2.4)	(1.1)	(4.7)
State income taxes, net of federal tax benefit	(2.5)	(1.8)	(5.3)
Other	(1.2)	2.1	0.1
Effective tax rate, continuing operations	27.0%	36.0%	28.9%

As a result of a 2004 change in French tax law extending the life of certain net operating loss carryforwards and the use of U.S. foreign tax credits and Danish net operating loss deductions that were previously expected to expire unutilized, the Company reversed related valuation allowances resulting in a 2.6 percentage point decrease in the 2004 effective tax rate. The 2004 effective tax rate was further reduced by 3.0 percentage points (included in the above reconciliation under the line item labeled ‘other’) as a result of resolving certain prior year tax issues.

In 2002, the Company recorded a tax benefit associated with the 2001 disposition of its contract manufacturing and packaging business and the shutdown of a plastic device manufacturing facility. Of the total benefit, $5,900 was recorded in discontinued operations and $2,400 was reflected in continuing operations. The tax benefit was a result of a change in U.S. tax law in 2002 related to loss disallowance rules.

The net current and noncurrent components of deferred income taxes recognized in the balance sheet at December 31 are as follows:

	2004	2003
Current assets	$8,200	$6,100
Noncurrent assets	17,900	20,500
Current liabilities	(7,900)	(16,600)
Noncurrent liabilities	(45,000)	(44,800)
	$(26,800)	$(34,800)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of December 31:

	2004	2003
Deferred tax assets
Net operating loss carryforwards	$12,800	$21,400
Foreign/R&D tax credit carryforwards	5,300	8,000
Restructuring and severance charges	2,000	500
Capital loss carryforwards	4,400	5,700
Other	11,100	9,700
Valuation allowance	(17,900)	(26,100)
Total deferred tax assets	$17,700	$19,200
Deferred tax liabilities:
Accelerated depreciation	28,500	26,200
Deferred compensation	4,600	9,300
Kinston gain	6,500	15,800
Other	4,900	2,700
Total deferred tax liabilities	$44,500	$54,000
Total deferred taxes	$(26,800)	$(34,800)

At December 31, 2004, the Company had state operating loss carryforwards of $135,000, which created a deferred tax asset of $8,000, and foreign operating loss carryforwards of $16,000, which created a deferred tax asset of $4,800. Management estimates that of the total state and foreign operating loss carryforwards, $135,000 and $11,000, respectively, are unlikely to be utilized and therefore have been fully reserved. These loss carryforwards are available to apply against the future taxable income in the jurisdictions that created the losses. State loss carryforwards expire as follows: $7,000 in 2006, $7,000 in 2007 and $121,000 after 2007. Foreign loss carryforwards will expire as follows: $500 in 2008 and $15,500 has no expiration date.

As of December 31, 2004, the Company had available foreign tax credit carryforwards of $3,300 expiring as follows: $200 in 2009, $200 in 2010, $100 in 2011, $200 in 2012, $2,200 in 2013 and $400 in 2014. Based upon current projections, management estimates that $3,300 may not be utilized and therefore has been fully reserved. The Company has R&D credit carryforwards of $1,700, of which $500 expires in 2021, $500 expires in 2022 and $700 expires in 2024.

At December 31, 2004, the Company had undistributed earnings of foreign subsidiaries, amounting to $198,700 on which deferred income taxes have not been provided because such earnings are intended to be reinvested indefinitely outside of the U.S.  In addition, the Company has provided deferred tax liabilities on $1,300 related to certain undistributed foreign earnings of $18,100 that were not intended to be reinvested indefinitely outside of the U.S. at December 31, 2004.  On October 22, 2004, the American Jobs Creation Act of 2004 (the “Act”) was signed into law.  The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations.  This deduction is subject to a number of limitations.  On March 5, 2005, the Company’s Board of Directors approved a plan to repatriate up to $70 million, representing existing cash balances at qualified controlled foreign corporations.  The repatriated funds will principally be used to pay down existing domestic debt.  The Company will be required to allocate tax expense to repatriating distributions under the Act in its 2005 quarterly and annual financial statements.  The Act’s 85 percent exclusion of qualifying dividends reduces the 35% U.S. federal statutory rate to 5.25% of distributions.  However, the determination of allocable expense to distributions will depend on, among other things, the Company’s affirmative elections to apply the special tax law to each distribution, the 2005 actual earnings and tax expense of each distributing entity and of the U.S. parent company, the Company’s ability to credit foreign deferred taxes, the effect of U.S. state taxes on the distribution and the reversal of provisions for deferred taxes on certain unremitted earnings of prior periods.  The Company currently estimates that its first quarter 2005 tax expense allocable to the distribution resulting from the March 2005 Board of Directors’ action will be between $2 million and $4 million, or between $0.06 and $0.13 per diluted share.  The Company expects to be in a position to finalize its assessment of possible additional amounts to be remitted under the Act by December 31, 2005.

 The Internal Revenue Service (IRS) has completed and closed its audits of the Company’s U.S. tax returns through 1997. The IRS is currently conducting audits of the 1998 - 2002 tax returns.

Note 7: Segment Information

During the second quarter of 2005, West Pharmaceutical Services, Inc. (“the Company”) established two reportable segments, preliminarily labeled “Pharmaceutical Systems” and “Tech Device Group”. Prior to 2005, the Company had one reportable segment named Pharmaceutical Systems.  The revised Pharmaceutical Systems segment focuses on the design, manufacture and distribution of elastomer and metal components used in parenteral drug delivery for customers in the pharmaceutical and biopharmaceutical industries. The Pharmaceutical Systems segment consists of two operating segments (the Americas and Europe/Asia) which are aggregated for reporting purposes as they produce and sell a similar range of products in their respective geographic regions.  The Tech Device Group segment provides contract design, tooling and manufacturing services using plastic injection molding and component assembly processes for the medical device, pharmaceutical, diagnostic and general healthcare and consumer industries. General Corporate expenses, restructuring charges and other items, are not reflected in the operating profit reviewed by Pharmaceutical Systems or Tech Device Group segment management. Corporate assets include pension assets, investments in affiliated companies and net assets of discontinued operations.

 The Company has restated reportable segment information in all prior periods to be consistent with the 2005 reporting structure.

The following table provides information on sales by significant product group:

Sales by product group	2004	2003	2002
Pharmaceutical packaging	$382,900	$341,200	$286,200
Disposable medical components	99,600	100,400	88,600
Personal care/food packaging	40,000	32,200	30,700
Laboratory and other services	19,100	9,600	7,300
Net sales	$541,600	$483,400	$412,800

The Company had sales to one customer of approximately $61,100, $58,100 and $54,600 in 2004, 2003 and 2002, respectively.

The following table presents sales and long-lived assets by the country in which the legal subsidiary is domiciled and assets are located.

	Sales			Long-lived assets
	2004	2003	2002	2004	2003	2002
United States	$264,900	$241,400	$219,500	$128,200	$109,100	$106,600
Germany	71,800	59,700	45,600	70,200	57,300	38,400
France	52,600	47,600	37,300	34,300	31,900	25,300
Other European countries	108,000	96,500	76,200	32,700	35,100	31,700
Other	44,300	38,200	34,200	18,400	17,700	15,900
	$541,600	$483,400	$412,800	$283,800	$251,100	$217,900

The following table provides summarized financial information for the Company’s segments:

	Pharmaceutical Systems	Tech Device Group	Corporate and Eliminations	Consolidated
2004
Net sales	$481,000	$67,900	$(7,300)	$541,600
Operating profit (loss)	79,100	3,300	(34,200)	48,200
Segment assets	496,700	50,400	111,600	658,700
Capital expenditures	51,500	3,100	2,800	57,400
Depreciation and amortization expense	27,300	4,200	1,700	33,200

2003
Net sales	$434,300	$58,800	$(9,700)	$483,400
Operating profit (loss)	86,900	1,300	(16,200)	72,000
Segment assets	414,700	54,100	154,800	623,600
Capital expenditures	55,200	3,200	2,000	60,400
Depreciation and amortization expense	24,200	5,200	1,800	31,200

2002
Net sales	$369,300	$47,700	$(4,200)	$412,800
Operating profit (loss)	64,400	700	(23,400)	41,700
Segment assets	364,100	41,700	123,800	529,600
Capital expenditures	27,800	3,800	4,400	36,000
Depreciation and amortization expense	24,200	4,500	2,500	31,200

Note 8: Net Income Per Share

The following table reconciles shares used in the calculation of basic net income per share to the shares used in the calculation of net income per share assuming dilution. There is no adjustment to the net income of the Company in the calculation of net income per share assuming dilution.

	2004	2003	2002
Income from continuing operations	$33,500	$42,900	$22,600
Discontinued operations, net of tax	(14,100)	(11,000)	(4,200)
Net income	$19,400	$31,900	$18,400
Average common shares outstanding	29,955	29,026	28,868
Assumed stock options exercised and awards vested	887	66	—
Average shares assuming dilution	30,842	29,092	28,868

For 2003 and 2002, stock options of 2,493,200 and 4,235,800, respectively, were excluded from the computation of diluted earnings per share since the options’ exercise prices were greater than the average market price for the related periods. For 2004, there were no stock options excluded from the computation.

Note 9: Comprehensive Income

Comprehensive income consists of reported net income and other comprehensive income, which reflects revenue, expenses and gains and losses that generally accepted accounting principles exclude from net income. For the Company, the items excluded from current net income are cumulative foreign currency translation adjustments, unrealized gains or losses on available-for-sale securities of affiliates, fair value adjustments on derivative financial instruments and additional minimum pension liability adjustments.

The components of accumulated other comprehensive income at December 31 are as follows:

	2004	2003
Foreign currency translation	$42,900	$23,700
Unrealized gains on securities of affiliates	600	300
Minimum pension liability	(7,100)	(5,100)
	$36,400	$18,900

The income tax provision recorded in 2004 and 2003 for the unrealized gains on securities of affiliates was $100 and $200, respectively. The minimum pension liability had in income tax benefit of $800 recorded in 2004 and an income tax provision of $100 recorded in 2003. Income taxes are generally not provided for translation adjustments.

Note 10:  Inventories

	2004	2003
Finished goods	$28,800	$21,700
Work in process	9,600	8,600
Raw materials	18,300	17,300
	$56,700	$47,600

Included in the amounts above are inventories located in the U.S. that are valued on the LIFO basis, amounting to $19,100 and $15,300 at December 31, 2004 and 2003, respectively, which are approximately $8,600 and $7,500, respectively, lower than replacement value.

Note 11: Goodwill and Intangibles

The Company performed its initial goodwill impairment test at January 1, 2002, and determined that no impairment of the recorded goodwill existed. The Company has since performed an annual impairment test of its continuing operations during the fourth quarter and determined that there is no impairment. The Company did not record amortization expense for goodwill in 2004, 2003 and 2002.

Goodwill by reportable segment as of December 31, 2004 and 2003 were as follows:

	2004	2003
Pharmaceutical Systems	$34,800	$32,200
Tech Device Group	7,600	7,300
Consolidated Total	$42,400	$39,500

The goodwill balance as of December 31, 2004, was $42,400 compared to $39,500 as of December 31, 2003. Foreign currency translation adjustments increased the goodwill balance $2,900 and $6,000, respectively, as of December 31, 2004 and 2003.

The cost and respective accumulated amortization for the Company’s patents and licensed technology was $2,300 and $1,000, respectively, as of December 31, 2004, and $2,200 and $800, respectively, as of December 31, 2003. The cost basis of patents and licensed technology includes the effects of foreign currency translation adjustments. Amortization expense for the years ended December 31, 2004, 2003 and 2002 was $200, $100 and $100, respectively. Estimated amortization for each of the next five years is approximately $200 per year.

Note 12: Property, Plant and Equipment

A summary of gross property, plant and equipment at December 31 is presented in the following table:

	Years of expected useful life	2004	2003
Land		$4,500	$3,400
Buildings and improvements	5-50	158,400	124,200
Machinery and equipment	2-15	354,500	323,000
Molds and dies	2-7	65,000	60,900
Construction in progress		22,700	40,200
		$605,100	$551,700

Construction in progress at December 31, 2003, includes $13,100 of costs related to the construction of the new Kinston facility. This facility was placed into service during 2004.

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $33,100, $31,100 and $31,100, respectively.

Note 13: Affiliated Companies

At December 31, 2004, the follow ing affiliated companies were accounted for under the equity method:

	Location	Ownership interest
West Pharmaceutical Services Mexico, S.A. de C.V.	Mexico	49%
Aluplast S.A. de C.V.	Mexico	49%
Pharma tap S.A. de C.V.	Mexico	49%
Daikyo Seiko, Ltd.	Japan	25%

The Company records equity in net income (loss) of these affiliated companies for the 12-month period ended October 31.

A summary of the financial information for these companies is presented below:

Balance Sheets	2004	2003
Current assets	$96,400	$99,600
Noncurrent assets	168,900	157,500
Total assets	$265,300	$257,100
Current liabilities	$86,100	$80,600
Noncurrent liabilities	83,000	95,300
Owners’ equity	96,200	81,200
Total liabilities and owners’ equity	$265,300	$257,100

Income Statements	2004	2003	2002
Net sales	$117,900	$103,000	$81,800
Gross profit	30,200	26,500	18,100
Net income	12,100	6,500	1,200

During 2004, the Company’s Mexican affiliate sold property which resulted in a gain. The Company’s portion of this gain was $600 and was included in equity in net income of affiliated companies.

During 2002, the Company’s Mexican affiliates recorded a restructuring charge related to the consolidation of two of their rubber molding operations. Equity in net income (loss) of affiliated companies includes $800 related to this restructuring.  All employee terminations and payments connected with this restructuring were made during 2002.

In connection with the 2002 plant consolidation, the Company advanced $1,000 to its Mexican affiliate. The note, which is denominated in U.S. dollars, is at a 4% interest rate and is due in 2005. During 2004, the Mexican affiliate repaid $600 of the note. At December 31, 2004, the balance of the note receivable was $400.

Unremitted income of affiliated companies included in consolidated retained earnings amounted to $17,500, $14,200 and $12,700 at December 31, 2004, 2003 and 2002, respectively. Dividends received from affiliated companies were $100 in 2004, 2003 and 2002.

The Company’s equity in unrealized gains and losses of Daikyo Seiko, Ltd.’s investment in securities available for sale included in accumulated other comprehensive income, a separate component of shareholders’ equity, was $600, $300 and $(300) at December 31, 2004, 2003 and 2002, respectively. The unrealized gains in 2004 and 2003 were net of income tax expense of $300 and $400, respectively. The unrealized loss in 2002 was net of an income tax benefit of $200.

Company purchases and royalty payments made to affiliates totaled $28,600 and $18,400, respectively, in 2004 and 2003, of which $2,800 and $4,400 was due and payable as of December 31, 2004 and 2003, respectively. These transactions primarily relate to a distributorship agreement allowing the Company to purchase and re-sell Daikyo products. Sales to affiliates were $600 and $700, respectively, in 2004 and 2003, of which $200 was receivable as of December 31, 2004 and 2003.

Note 14: Benefit Plans

The Company and certain domestic and international subsidiaries sponsor defined benefit pension plans. In addition, the Company provides minimal life insurance benefits for certain U.S. retirees and pays a portion of healthcare (medical and dental) costs for retired U.S. salaried employees and their dependents. Benefits for participants are coordinated with Medicare and the plan mandates Medicare risk (HMO) coverage wherever possible and caps the total contribution for non-HMO coverage.

The Company uses a December 31 measurement date for all pension and other retirement benefit plans.

The expense (income) components of net pension expense (income) are as follows:

	Pension benefits			Other retirement benefits
	2004	2003	2002	2004	2003	2002
Service cost	$5,100	$4,300	$3,300	$600	$600	$400
Interest cost	11,500	10,700	9,700	600	500	600
Expected return on assets	(14,800)	(12,300)	(16,000)	—	—	—
Amortization of unrecognized transition asset	100	(100)	(700)	—	—	—
Amortization of prior service costs	800	700	600	100	(100)	(1,400)
Recognized actuarial losses (gains)	3,200	3,800	100	(100)	(100)	—
Pension expense (income)	$5,900	$7,100	$(3,000)	$1,200	$900	$(400)

The following tables provide a reconciliation of the benefit obligation, plan assets and funded status of the plans:

	Pension benefits		Other retirement benefits
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation January 1	$(194,400)	$(164,100)	$(9,300)	$(10,100)
Service cost	(5,100)	(4,300)	(700)	(600)
Interest costs	(11,500)	(10,700)	(600)	(500)
Participants’ contributions	(600)	(500)	(300)	(300)
Actuarial (loss) gain	(11,800)	(19,300)	(300)	1,500
Amendments in transfers in	(300)	(700)	—	—
Benefits/expenses paid	7,900	8,000	700	700
Special charges	300	—	—	—
Foreign currency translation	(2,200)	(2,800)	—	—
Benefit obligation, December 31	$(217,700)	$(194,400)	$(10,500)	$(9,300)

Change in plan assets:
Fair value of assets, January 1	$170,000	$142,200	$—	$—
Actual return on assets	18,700	32,600	—	—
Employer contribution	1,900	1,500	400	400
Participants’ contribution	600	500	300	300
Benefits/expenses paid	(7,900)	(8,000)	(700)	(700)
Foreign currency translation	1,000	1,200	—	—
Fair value of plan assets, December 31	$184,300	$170,000	$—	$—

Funded Status:
Assets less than benefits	$(33,400)	$(24,400)	$(10,500)	$(9,300)
Unrecognized net actuarial loss (gain)	61,300	56,300	(1,200)	(1,600)
Unrecognized transition asset	1,400	1,500	—	—
Unrecognized prior service cost	5,300	5,700	800	900
	$34,600	$39,100	$(10,900)	$(10,000)

December 31:
Pension asset	$47,700	$50,500	$—	$—
Other long-term liabilities	(23,300)	(18,800)	(10,900)	(10,000)
Accumulated other comprehensive income	10,200	7,400	—	—
	$34,600	$39,100	$(10,900)	$(10,000)

International pension plans assets at fair value included in the preceding tables were $14,900 and $11,700 at December 31, 2004 and 2003, respectively. The accumulated benefit obligation for all defined benefit pension plans was $190,100 and $170,500 at December 31, 2004 and 2003, respectively, including $30,700 and $23,300 for international pension plans, respectively. The pre-tax change in the additional minimum liability included in other comprehensive income was $2,800 in 2004 and $(400) in 2003.

The aggregate projected benefit obligation and aggregate fair value of plan assets for pension plans with obligations in excess of plan assets were $217,700 and $184,300, respectively, as of December 31, 2004, and $194,400 and $170,000, respectively, as of December 31, 2003. The aggregate accumulated benefit obligation and aggregate fair value of plan assets for pension plans with obligations in excess of plan assets were $37,700 and $14,900, respectively, as of December 31, 2004, and $30,100 and $11,700, respectively, as of December 31, 2003.

Benefit payments expected to be paid under the Company’s defined benefit pension plans in the next ten years are as follows:

Expected Benefit Payments

	Domestic	International
	Plans	Plans	Total
2005	$7,700	$600	$8,300
2006	7,800	800	8,600
2007	8,100	1,200	9,300
2008	8,500	900	9,400
2009	8,800	1,100	9,900
2010-2014	53,300	5,600	58,900
	$94,200	$10,200	$104,400

The Company expects to contribute approximately $1,200 to pension plans, of which $600 is for international plans, and $400 to other retirement plans in 2005.

Weighted average assumptions used to determine net periodic pension cost for the years ended December 31 are as follows:

	Pension benefits			Other retirement benefits
	2004	2003	2002	2004	2003	2002
Discount rate	5.96%	6.40%	7.08%	6.00%	6.50%	7.25%
Rate of compensation increase	4.69%	4.72%	4.63%	—	—	—
Long-term rate of return of assets	8.77%	8.85%	9.34%	—	—	—

Weighted average assumptions used to determine the benefit obligations at December 31 are as follows:

	Pension benefits		Other retirement benefits
	2004	2003	2004	2003
Discount rate	5.67%	5.96%	5.75%	6.00%
Rate of compensation increase	4.69%	4.72%	—	—

The discount rate used to determine the benefit obligations for U.S. plans was 5.75% and 6.00% for the years ended December 31, 2004 and 2003, respectively. The weighted average discount rate used to determine the benefit obligations for all international plans was 5.19% and 5.69% for the years ended December 31, 2004 and 2003, respectively. The rate of compensation increase for U.S. plans was 5.00% for all years presented while the weighted average rate for all international plans was 3.19% and 3.09% for the years ended December 31, 2004 and 2003, respectively. Other retirement benefits were only available to U.S. employees.

The long-term rate of return for U.S. plans, which account for 92% of global plan assets, was 9.00% for the years ended December 31, 2004 and 2003, and 9.50% for the year ended December 31, 2002. This return assumption was determined by reviewing the expected mix of plan assets and the projected return over a 10-year period.

The assumed healthcare cost trend used is 11.50% for all participants in 2004, decreasing to 5.50% by 2011. Increasing or decreasing the assumed trend rate for healthcare costs by one percentage point would result in a $500 increase or decrease, respectively, in the accumulated benefit obligation. The related change in the aggregate service and interest cost components of the 2004 plan expense would be a $100 increase or decrease, respectively.

The Company’s pension plans weighted average asset allocations by asset category for the years ended December 31 are as follows:

	2004	2003
Equity securities	68%	66%
Debt securities	32	33
Other	—	1
	100%	100%

The Company’s U.S. pension plan is managed as a balanced portfolio comprised of two components: equity and fixed income debt securities. Equity investments are used to maximize the long-term real growth of fund assets, while fixed income investments are used to generate current income, provide for a more stable periodic return, and to provide some protection against a prolonged decline in the market value of fund equity investments. Temporary funds may be held as cash. The Company maintains a long-term strategic asset allocation policy which provides guidelines for ensuring that the fund’s investments are managed with the short-term and long-term financial goals of the fund but provide the flexibility to allow for changes in capital markets.

The following are the Company’s target asset allocations and acceptable allocation ranges:

	Target allocation	Allocation range
Equity securities	65%	55%-75%
Debt securities	35%	25%-45%
Other	0%	0%-5%

Diversification across and within asset classes is the primary means by which the Company mitigates risk. The Company maintains guidelines for all asset and sub-asset categories in order to avoid excessive investment concentrations. Fund assets are monitored on a regular basis. If at any time the fund asset allocation is not within the acceptable allocation range, funds will be reallocated. The Company also reviews the fund on a regular basis to ensure that the investment returns received are consistent with the short-term and long-term goals of the fund and with comparable market returns.

The Company is prohibited from investing pension fund assets in the following: the Company’s own stock, securities on margin, or derivative securities, and from pledging of securities.

The Company provides certain post-employment benefits for terminated and disabled employees, including severance pay, disability-related benefits and healthcare benefits. These costs are accrued over the employee’s active service period or, under certain circumstances, at the date of the event triggering the benefit.

The Company also sponsors a defined contribution savings plan for certain salaried and hourly U.S. employees. Company contributions are equal to 50% of each participant’s contribution up to 6% of the participant’s base compensation. Company contributions were $1,400 in 2004, $1,200 in 2003 and $1,100 in 2002.

Note 15: Debt

Short-Term: Notes payable, which includes short-term lines of credit in the amounts of $10,000 and $8,000 at December 31, 2004 and 2003, respectively, are payable within one year and bear interest at a weighted average interest rate of 3.1% and 5.1%, respectively.

Long-Term At December 31,	2004	2003
Unsecured:
Senior notes, due 2009 (6.8%)	$100,000	$100,000
Revolving credit facility, due 2009 (2.3%)	50,800	67,000
	$150,800	$167,000

All borrowings at December 31, 2004 are denominated in U.S. dollars except for a $16,600 note under the revolving credit facility denominated in 1.7 billion Japanese Yen.

In May 2004, the Company replaced its revolving credit facility. The new agreement involving a group of six banks, provides a $125,000 committed revolving credit facility through January 5, 2009. Financing costs on the new agreement of $500 were deferred and are being amortized over the life of the agreement. Under the new agreement, the Company’s Leverage Ratio (the ratio of total debt less cash to consolidated capitalization) may not exceed 50% and Consolidated Net Worth (shareholders equity, excluding cumulative translation adjustments) must be at least $198,900 plus half of any net income after taxes earned after December 31, 2003. As of December 31, 2004 the Company’s Leverage Ratio was 24.9% and its Consolidated Net Worth stood at $258.3 million. Failure to meet these or other debt covenants would cause all borrowings under the revolving credit facility, as well as $100,000 of senior notes, to become immediately due and payable and may trigger early payment penalties.

Long-term debt maturing in the years following 2004 is: $0 in 2005, $0 in 2006, $0 in 2007, $0 in 2008, $150,800 in 2009 and $0 thereafter.

Interest costs incurred during 2004, 2003 and 2002 were $9,800, $10,400 and $11,300, respectively, of which $1,300, $700 and $700, respectively, were capitalized as part of the cost of constructing certain assets.

Note 16: Financial Instruments

The following disclosure reflects the estimated fair value of financial instruments of the Company as of December 31:

	Carrying value		Estimated Fair Value
Asset (liability)	2004	2003	2004	2003
Cash and cash equivalents	$68,800	$37,800	$68,800	$37,800
Accounts receivable	72,900	72,300	72,900	72,300
Short-and long-term debt	(160,800)	(175,000)	(167,800)	(185,900)
Forward exchange contracts	800	(100)	800	(100)

Methods used to estimate the fair market values of the above listed financial instruments are as follows: cash and cash equivalents and accounts receivable, due to their short maturity, are estimated at carrying values that approximate market; debt is estimated based on current market quotes for instruments of similar maturity; and forward exchange rate contracts are valued at published market prices, market prices of comparable instruments or quotes.

The Company uses interest rate swaps and forward exchange contracts to minimize the economic exposure related to fluctuating interest and foreign exchange rates. Derivatives used by the Company are highly effective as all of the critical terms of the derivative instruments match the hedged item. Effectiveness is measured on a quarterly basis. In October 2003, the Company’s remaining interest rate swap, designated as a cash flow hedge, expired. As a result, the $200, net of tax, which was included in accumulated other comprehensive income as of December 31, 2002, was reclassified from other comprehensive income to the statement of income (interest expense).

The Company is exposed to currency fluctuations on cross-currency intercompany loans. As a result, short-term foreign exchange contracts are used to neutralize month-end balance sheet exposures. The forward contracts are not designated as hedges and are recorded at fair value with any gains or losses recognized in current period earnings in accordance with SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities.” Gains and losses on these contracts are typically offset by gains and losses on the underlying hedged item.

In January 2003, due to continuing fluctuations in the Japanese yen, the Company entered into an arrangement to hedge its net investment in Daikyo Seiko, Ltd., a Japanese company in which the Company has a 25% ownership interest. The Company’s strategy was to minimize the exposure to foreign currency fluctuations by employing borrowings in the functional currency of the investment. The Company borrowed 1.7 billion yen under its five-year revolving credit facility and has designated the borrowing as a hedge of its net investment in the Company’s investment in Daikyo. As of December 31, 2004, a $2,300 loss is included in the cumulative foreign currency translation adjustment related to this hedge.

In order to minimize the exposure to foreign currency fluctuations, the Company borrowed 10,000 BPS in 2002 and designated the borrowing as a hedge of the Company’s net investment in its U.K. subsidiaries. Due to unfavorable interest rates, the 10,000 BPS debt was repaid in January 2003. The mark-to-market currency adjustments of $1,900, recorded as a cumulative translation adjustment to shareholders’ equity, will remain there until the disposal of the investment.

Note 17: Capital Stock

On September 29, 2004, the Company completed a two-for-one split on common stock to all shareholders of record as of September 15, 2004. All share and per share data included in the accompanying financial statements for all periods presented have been adjusted to retroactively reflect the stock split.

Purchases (sales) of common stock held in treasury during the three years ended December 31, 2004, are as follows:

	2004	2003	2002
Shares held, January 1	5,065,400	5,369,400	5,642,600
Employee stock purchase plan	(166,800)	(76,600)	—
Purchases	3,800	1,000	5,800
Stock-based compensation plans	(1,281,100)	(200,400)	(242,800)
Donation of shares	—	(28,000)	(36,200)
Shares held December 31	3,621,300	5,065,400	5,369,400

In 2002, the Company’s Board of Directors authorized the donation of up to 80,000 shares of the Company’s stock over the next three years to a related party charitable organization. The Company donated 28,000 and 36,200 shares held in treasury to this organization in 2003 and 2002, respectively. No shares were donated during 2004.

In 2000, the Company established a nonqualified deferred compensation plan for designated executive officers. Deferred amounts are invested in funds at the executives’ election. The plan requires that a portion of the deferred amount be invested in the Company’s stock. Purchases of the Company’s stock by the plan were 3,800, 1,000 and 5,800 in 2004, 2003 and 2002, respectively. As of December 31, 2004, there were 40,800 shares of the Company’s stock held by the plan, including 20,500 shares deferred by employees under the 2004 Stock-Based Compensation Plan.

The Company maintains an employee stock purchase plan, which provides for the sale of the Company’s common stock to substantially all employees at a 15% discount. The plan has two six-month offering periods per calendar year at which time employees can enroll. Payroll deductions are limited to 25% of the employee’s base compensation. Employees may also make cash contributions to the plan. Employees may not buy more than $25 thousand worth of Company stock under the plan in any one calendar year. Shares are purchased at the lower of 85% of the Company’s stock price on the last trading day before commencement of the offering period or 85% of the Company’s stock price on the last day of the offering period. The plan purchases shares from stock held in treasury by the Company. The plan expires on December 31, 2006.

Note 18: Stock Option and Award Plans

During 2004, the 2004 Stock-Based Compensation Plan was approved by the shareholders and replaced all previous plans. This plan provides for the grant of stock options, stock appreciation rights, restricted stock awards and performance awards to employees and non-employee directors. At December 31, 2004, there were 2,100 shares of common stock available for future grants. A committee of the Board of Directors determines the terms and conditions of grants, except that the exercise price of certain options cannot be less than 100% of the fair market value of the stock on the date of grant. Vesting requirements vary by option grant. Option activity is summarized in the following table:

	2004	2003	2002
Options outstanding January 1	4,725,800	4,235,800	3,862,400
Granted	552,600	803,000	707,000
Exercised	(1,031,718)	(160,000)	(275,200)
Forfeited	(2,626)	(153,000)	(58,400)
Options outstanding, December 31	4,244,056	4,725,800	4,235,800
Options exercisable, December 31	3,081,756	3,165,000	2,872,800

Weighted Average Exercise Price	2004	2003	2002
Options outstanding January 1	$13.52	$13.95	$13.89
Granted	19.37	11.58	14.15
Exercised	13.78	13.33	13.61
Forfeited	16.42	15.27	14.33
Options outstanding, December 31	$14.22	$13.52	$13.95
Options exercisable, December 31	$13.49	$14.13	$14.10

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$11.30 - $12.86	717,700	$11.43	3.2	668,700	$11.44
$12.87 - $13.99	1,738,956	13.30	4.9	1,178,256	13.26
$14.00 - $16.42	1,234,800	14.83	3.1	1,234,800	14.83
$16.43 - $19.37	552,600	19.37	9.4	—	—
Total	4,244,056	$14.22	4.6	3,081,756	$13.49

The weighted average fair value per option granted in 2004, 2003 and 2002 using the Black-Scholes option-pricing model was $5.19, $1.94 and $2.52, respectively. The following weighted average assumptions were used to compute the fair value of the option grants in 2004, 2003 and 2002: a risk-free interest rate of 3.9%, 1.9% and 3.3%, respectively; stock volatility of 27.7%, 29.1% and 26.8%, respectively; and dividend yields of 2.2%, 3.2% and 4.4%, respectively. Expected lives averaged 6 years for options granted in 2004, 3 years for options granted in 2003 and 6 years for options granted in 2002 under the key management employee plan.

Under the Company’s management incentive plan, participants are paid cash bonuses on the attainment of certain financial goals. Bonus participants are required to receive 25% of the value of their bonus, after certain adjustments for taxes payable, in shares of the Company’s common stock at current fair market value. Bonus participants are given a restricted stock award equal to one share for each four shares of common stock issued with bonus awards.

The restricted stock awards vest at the end of four years provided that the participant has not made a disqualifying disposition of the stock purchased. Restricted stock award grants were 14,600 shares, 8,600 shares and 8,200 shares in 2004, 2003 and 2002, respectively.

Restricted stock forfeitures of 800 shares, 2,400 shares and 1,400 shares occurred in 2004, 2003 and 2002, respectively. Compensation expense is recognized over the vesting period based on the fair market value of common stock on the award date: $18.25 per share in 2004, $9.67 per share in 2003 and $14.42 per share in 2002.

In 2004, the Company awarded 378,900 shares of performance vesting restricted shares to key employees under the 2004 Stock-Based Compensation Plan. The shares vest over three performance periods upon the achievement of certain performance targets involving annual growth rates on revenue and return on invested capital. The awards are forfeited if results for the respective performance period are less than 70% of the targeted performance conditions. The achievement of performance conditions between 70% and 100% of the designated plan targets will result in the vesting of 50% to 100% of the original award amounts. For the first performance period ending in December 2004, 117,782 shares vested according to the achievement of the performance conditions. For the second performance period ending in December 2005, achievement of between 100% and 150% of the performance target will result in the issuance of an additional unrestricted share award, up to a maximum of 50% of that performance period’s original target award of 124,834 shares. For the third performance period ending in December 2006, achievement of between 100% and 150% of the performance target will result in the issuance of an additional unrestricted share award, up to a maximum of 100% of that performance period’s original target award of 124,834 shares.

As the ultimate number of shares that will be awarded will not be known until the end of these performance periods, the plan is accounted for as a variable award plan under APB 25, and compensation expense is recognized over the performance period(s) based on an estimate of the number of shares that will vest taking into account the performance criteria and the market price of the stock at the end of each interim period until the final award is determined.

Unearned compensation of $8,000 was recorded for the performance vesting restricted shares at the date of grant. Compensation expense of $5,100 was recognized for these shares during 2004. In addition to the performance vesting restricted share awards, unearned compensation of $300 was recorded for time-vesting restricted shares under the previous described management incentive program. The remaining balance of unearned compensation on all restricted stock awards is included as a separate component of equity and will be recognized as an expense over the respective vesting periods.

Note 19: Commitments and Contingencies

At December 31, 2004, the Company was obligated under various operating lease agreements with terms ranging from one month to 20 years. Net rental expense in 2004, 2003 and 2002 was $7,000, $6,700 and $6,500, respectively, and is net of sublease income of $700, $700, and $600, respectively.

At December 31, 2004, future minimum rental payments under non-cancelable operating leases were:

2005	$7,900
2006	7,200
2007	6,800
2008	7,000
2009	6,800
Thereafter	20,100
Total	55,800
Less sublease income	1,900
$53,900

At December 31, 2004, outstanding unconditional contractual commitments for the purchase of equipment and raw materials amounted to $2,700, all of which is due to be paid in 2005.

During 2003, the Company purchased land from Lenoir County, N.C., for $2,000 on which the Company rebuilt its compression molding operation. Under the terms of the agreement, commencing in 2005, the County will reimburse the purchase price of the land in yearly increments of $200 as long as the Company complies with certain capital investment and employment conditions.

The Company has accrued the estimated cost of environmental compliance expenses related to soil or ground water contamination at current and former manufacturing facilities. The Company believes the accrued liability of $2,100 at December 31, 2004 is sufficient to cover the future costs of these remedial actions, including the expected demolition and environmental cleanup at the former Kinston, North Carolina site. The accrued liability at December 31, 2003 was $2,500. The facilities being addressed are as follows: 1) former Technical Center facility in Phoenixville, Pa.; 2) former plastics manufacturing facility in Wayne, N.J.; 3) current operating plant in St. Petersburg, Fla.; and 4) former Kinston, N.C. facility, which was destroyed by fire in January 2003.

The Company has letters of credit totaling $4,000 supporting the reimbursement of workers compensation and other claims paid on West’s behalf by insurance carriers. The Company’s accrual for insurance obligations was $3,400 at December 31, 2004.

The Company has been named a defendant in three lawsuits filed in connection with the explosion and related fire at the Kinston, N.C. plant. In the first, plaintiffs seek unspecified compensatory and punitive damages from the Company. Because this lawsuit is in its early stages, the Company is unable to estimate the plaintiffs’ alleged damages. The second is a subrogation action on behalf of local fire departments seeking reimbursement for equipment allegedly damaged while fighting the fire. Investigation to date indicates that the maximum amount in controversy in this matter is $200. In the third suit, plaintiffs did not name the Company as a defendant, but the Company has been brought in as an additional party by named defendants under a North Carolina procedure. Under this procedure a finding of liability against the Company would not result in a payment by the Company. Instead, the finding would reduce any damages awarded to plaintiffs against the named defendants by the amount that the Company and its workers’ compensation carrier would otherwise be entitled to receive by way of subrogation from the plaintiffs. In addition, the finding would extinguish the right to subrogation of amounts paid by the Company’s carrier in workers’ compensation benefits to those plaintiffs. The Company believes that overall it has sufficient insurance to cover losses from expected litigation associated with the incident.

Note 20: New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) revised Statement of Financial Accounting Standard 123, “Share-Based Payment” (FAS 123).  The revised statement prohibits the use of the intrinsic value method and requires the use of a fair-value based measurement method in accounting for share-based payment transactions with employees. The requirements of the revised FAS 123 standard are mandatory for interim reporting periods beginning after June 15, 2005.  The Company plans to adopt the statement early on January 1, 2005 using the modified prospective method. Under this method, stock-based employee compensation cost will be recognized for all new awards granted after January 1, 2005. Additionally, compensation costs for unvested stock options and awards that are outstanding at January 1, 2005 will be recognized over the requisite service period based on the grant-date fair value of those options and awards as previously calculated under the pro-forma disclosures under FAS 123. Management expects the compensation expense associated with stock options and employee stock purchase programs to impact full year diluted earnings per share from continuing operations by approximately $.03 - $.05 per share in 2005.

In November 2004, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standard 151, “Inventory Costs – An Amendment of ARB No. 43, Chapter 4” (FAS 151). FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, FAS 151 requires that allocation of fixed and production facilities overheads on conversion costs should be based on normal capacity of the production facilities. The provisions in Statement 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of FAS 151 will have a significant effect on its financial position or results of operations.

In November 2004, the FASB’s Emerging Issues Task Force (“EITF”) reached a consensus on Issue 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (EITF 03-13). The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods that began after December 15, 2004. The Company does not believe that the adoption of EITF 03-13 will have a significant effect on its financial position or results of operations.

In December 2003, the Financial Accounting Standards Board (“FASB”) released Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46R). FIN 46R requires a company to consolidate a variable interest entity if the company has a variable interest that will absorb the majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. The new interpretation was effective immediately at the time of its release for variable interest entities created after January 31, 2003 and effective in the first interim or annual period beginning after

December 15, 2003, for variable interest entities in which the company holds a variable interest that it acquired before February 1, 2003. The Company adopted FIN 46R on January 1, 2004. The adoption of FIN 46R did not have an impact on the Company’s financial position or results of operations.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of West Pharmaceutical Services, Inc.

We have completed an integrated audit of West Pharmaceutical Services Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a) (1), present fairly, in all material respects, the financial position of West Pharmaceutical Services, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15(a)(2), presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore in our opinion, the Company maintained in all material respects, effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA

March 7, 2005, except for Notes 3, 7 and 11, as to which the date is August 31, 2005